UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2007

PHARMACOPEIA DRUG DISCOVERY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50523	51-0418085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 5350, Princeton, New Jersey	08543-5350
(Address of principal executive offices)	(Zip Code)

(609) 452-3600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On May 1, 2007, Pharmacopeia Drug Discovery, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with CIBC World Markets Corp., Canaccord Adams Inc. and Merriman Curhan Ford & Co. (collectively, the “Underwriters”), for whom CIBC World Markets Corp. is acting as representative, relating to the issuance and sale by the Company to the Underwriters of 7,000,000 shares of the Company’s common stock at a purchase price per share of $5.00. The Company estimates that the net proceeds from the transaction will be approximately $32.2 million after deducting underwriting discounts and commissions and other expenses of the offering. The Company also granted the Underwriters a 30-day option to purchase up to an additional 1,050,000 shares of common stock to cover over-allotments, if any. The Underwriting Agreement contains customary representations and warranties, closing conditions and indemnification obligations. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Report and is incorporated herein by reference.

Item 8.01.  Other Events

On May 2, 2007, the Company issued a press release announcing the pricing of its underwritten public offering of 7,000,000 shares of the Company’s common stock at a public offering price of $5.00 per share, before underwriting discounts and commissions. The shares were offered through a prospectus supplement pursuant to the Company’s effective shelf registration statement. A copy of the Company’s press release is filed as Exhibit 99.1 to this Report and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

Exhibit
Number
1.1	Underwriting Agreement, by and among Pharmacopeia Drug Discovery, Inc., CIBC World Markets Corp., Canaccord Adams Inc. and Merriman Curhan Ford & Co., dated May 1, 2007.

99.1	Press release of the Company dated May 2, 2007 — “Pharmacopeia Announces Pricing of Public Offering of Common Stock.”

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACOPEIA DRUG DISCOVERY, INC.

	By:	/s/ Brian M. Posner
Brian M. Posner, Executive Vice President,
Chief Financial Officer and Treasurer

Date: May 2, 2007